Exhibit 99.2

ASX ANNOUNCEMENT - 2021 HALF YEAR RESULTS

10 August 2021

Higher production and sales in H1 2021 offset by lower prices and higher FX; Coronado’s U.S. and Australian operations set to benefit from current higher Metallurgical coal prices; poised to deliver strong cash generation and improved earnings in H2

Coronado Global Resources Inc (Coronado, Company or the Group) (ASX: CRN) has released its half year financial results for the six months to 30 June 2021 (HY21). All amounts quoted in this release are in USD and million metric tonnes (MMt). Comparisons are to the six-month period ending 30 June 2020 (HY20) unless otherwise stated.

RESULTS	HY21	HY20	Variance %
Saleable Production (MMt)	8.8	8.0	10.0
Sales Volume (MMt)	8.9	8.3	6.6
Revenue ($m)	800.4	713.7	12.1
Adjusted EBITDA ($m)	25.7	34.9	(26.4)
Net Loss after Tax ($m)	(96.1)	(123.2)	22.0
Group Realised Metallurgical Coal Price ($)	99.8	97.3	2.6
Mining Cost per tonne sold ($)	64.2	57.3	12.0
Operating Cost per tonne sold ($)	85.8	79.7	7.7
Net Debt ($m)	236.6	404.9	(41.6)
Capital Expenditure ($m)	52.3	61.9	(15.5)

HY21 HIGHLIGHTS

•	Safety is at the forefront of everything we do at Coronado and remains our highest priority. Australian 12-month rolling average TRIFR was 5.63 reflecting a 40% improvement since 31 December 2020. The U.S. 12-month rolling average TRIR was 2.55. Reportable rates in both regions are below relevant industry benchmarks.

•	Saleable Production of 8.8 MMt, up 10% with U.S. production returning to pre-COVID levels.

•	Sales Volume of 8.9 MMt, up 6.6% despite rail logistics issues in Australia from a derailment and wet weather interruptions earlier in the year. U.S. sourced coal demand into China has exceeded pre-COVID levels.

•	Revenue of $800.4 million, up 12.1% due to higher sales volumes and the recent improvement in metallurgical coal pricing from late May, consistent with high global demand for steel.

•	Adjusted EBITDA of $25.7 million, down 26.4% primarily due to higher FX on Australian dollar denominated costs and higher freight charges in the U.S. linked to higher seaborne sales volumes.

•	Net Loss After Tax of $96.1 million, an improvement of 22%.

•	Group Realised Metallurgical Coal Price of $99.8 per tonne, up 2.6% on the back of a significant increase in coal prices late in the half year.

•	Mining Costs per tonne sold of $64.2, up 12%. Operating Cost per tonne sold of $85.8, up 7.7%. Cost per tonne increases primarily due the impact of sustained higher FX rates, higher freight costs in the U.S., and timing impacts with stockpile builds at 30 June with sales volumes to flow into H2.

•	Successfully completed a $550 million refinancing package and terminated legacy Syndicated Facility Agreement (SFA) delivering increased flexibility, enhanced liquidity and extended tenor.

•	Net Debt of $236.6 million at 30 June 2021 (comprising $113.4 million of cash, excluding restricted cash and $350 million senior secured notes), down 41.6% due to positive operating cash flows and benefits of restructured balance sheet post completion of the refinancing package.

•	Available liquidity of $213.4 million at 30 June 2021, comprising $113.4 million of cash and $100.0 million of undrawn funds under the Asset Based Loan (ABL) facility.

•	Capital expenditure of $52.3 million, down 15.5%. Full year run-rate below market guidance. Savings year to date from prudent capital management.

COMMENTS FROM MANAGING DIRECTOR AND CEO, GERRY SPINDLER

“The Coronado team has responded admirably to the challenges and market conditions presented in the first half of 2021.

For most of the half, Coronado navigated a difficult price environment as global coal markets remained disjointed due to the COVID-19 pandemic and Chinese import restrictions on Australian sourced coal. By the end of the half, the imbalance in coal markets had largely resolved itself with pricing significantly increasing and index parity between the U.S. and Australian markets resuming.

During the first half, Coronado successfully completed a $550 million refinancing package which eliminated the application of the legacy SFA financial covenants, extended our debt maturity profile, provided diversification of funding sources, and ensured enhanced liquidity for the business.

As we look to the second half of 2021, we are buoyed by the prospect of prolonged higher metallurgical coal prices as steel demand continues to rise faster than supply growth driven by ongoing robust industrial output. Coronado is well positioned to improve production rates and lower costs in the second half of the year, allowing us to take advantage of the higher prices and to continue our trajectory of increasing liquidity and reducing net debt,” Mr Spindler said.

SAFETY AND COVID-19 RESPONSE

In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 30 June 2021 was 5.63 and for the U.S. the 12-month rolling average Total Reportable Incident Rate (TRIR) was 2.55. Reportable rates in both jurisdictions were below the relevant industry benchmarks. The Australian TRIFR rate represented a 40% improvement compared to the 31 December 2020 rate of 9.40.

The improvement in safety at our Australian operations reflects the commitment of management, employees and contractors to drive improved safety leadership and interactions across the business. Improvements from the ongoing roll out of the Critical Control Management Project are seeing tangible results. This program is focussed on identifying safety risks at the mine, identifying controls that prevent incidents from happening, effectively communicating those controls, and validating the controls are in place in the field. Additionally, both the U.S. and Australian operations have implemented incident reduction initiatives including enhanced Supervisor training, enhanced hazard recognition, and risk assessments, which are having a positive effect. A number of our U.S. operations have received safety awards and industry recognition this year for their safety performances in 2020.

Coronado’s COVID-19 Steering Committee has successfully monitored the effect of the pandemic across our operations and continues to do so. In the U.S. vaccinations have been provided to all employees who have wished to receive one. In Australia, the workforce is seeing increased vaccination rates in accordance with the Federal government’s vaccination program. Coronado is working with the Queensland Resources Council to assist in the roll out of vaccinations to neighboring communities.

FINANCIAL PERFORMANCE

The first half of 2021 saw Coronado impacted by a distorted metallurgical coal market driven by the import restrictions on Australian coal by China, seasonal wet weather conditions, higher FX, and certain operational and logistics delays at Curragh, mitigated in part by strong production at the Company’s U.S. operations which have returned to pre-COVID levels.

As a global supplier of metallurgical coal, Coronado’s geographical diversification has helped withstand the negative impact from lower benchmark pricing and the Chinese import restrictions on Australian coal. Our U.S. Operations have successfully taken advantage by increasing sales volumes directly into China year to date. On 28 June 2021, Coronado achieved a record for the largest shipment of High Vol A coal from a U.S. East Coast port in a single cargo. Coronado loaded 136,400 metric tonnes of Logan coal on the ‘Frontier Unity’ cape vessel bound for China.

Revenue of $800.4 million was $86.7 million higher than HY20 driven primarily by higher sales volumes at our U.S. Operations and higher average realised metallurgical coal pricing due to improving market conditions and the realisation of higher index prices towards the end of HY21.

Mining costs of $64.2 per tonne increased due to the U.S. operations returning to pre-COVID production levels in HY21, whereas the operations were idled for two months during HY20. At the Australian operations costs were higher primarily due to the impacts of seasonal wet weather, an equipment breakdown, additional fleet mobilized to accelerate overburden removal, and unfavourable average foreign exchange rate translation for HY21 of A$/US$: 0.77 compared to 0.66 for HY20.

Adjusted EBITDA was $25.7 million, a decrease of $9.2 million compared to HY20. Higher index prices noted late in HY21 will result in higher margins in the second half of the year given the on average three-month lag in price realisation.

Coronado reported a net loss after tax of $96.1 million, an improvement of $27.1 million from the $123.2 million reported in HY20.

Cash generated from operating activities was $56.9 million for HY21, an improvement of $64.6 million compared to cash consumed of $7.6 million in HY20.

Net debt at 30 June 2021 was $236.3 million, and Available Liquidity was $213.4 million.

No dividend for HY21 was declared.

OPERATIONS

ROM Production for HY21 was 13.7 MMt, 15.6% higher than HY20 and Saleable Production was 8.8 MMt, 10.0% higher.

Production rates across all Coronado mines (except for Greenbrier which remains idle and held for sale) have increased. Saleable production levels at Curragh are up 4.7%, Buchanan 23.3% and Logan 35.0%. The increase in production rates stems from a combination of the steel market recovery to pre-pandemic levels and the U.S. operations being temporarily idled for two months in the prior year in response to the COVID-19 pandemic.

The U.S. operations continue to perform very well as North American and Atlantic basin steel producers increase production, in addition to the higher Chinese demand from the U.S. due to the import restrictions on Australian coal. The Buchanan mine is at full production and successfully completed maintenance and upgrade activities at the preparation plant and completed a Longwall move in the half. Despite tight labour supply, the Logan complex has been able to increase production by optimising the existing workforce as evidenced by a ROM tonne daily processing record in HY21.

The Australian operations increased production levels in HY21 but were impacted by seasonal wet weather at the beginning of the year, a three-week breakdown of the bucketwheel reclaimer, and scheduled dragline maintenance. During the half, the operations deployed additional fleets for overburden removal to increase coal availability in the second half of the year.

Sales Volumes for HY21 were 8.9 MMt, 6.6% higher than HY20. Sales Volumes at Curragh were up 2.8%, Buchanan 17.2% and Logan 22.4%. Volumes were higher despite a train derailment on the Blackwater line in June which saw Curragh unable to rail coal for approximately 5 days. Seasonal wet weather in Australia and icy conditions in the U.S. also impacted operating and logistics plans.

Metallurgical coal and thermal coal sales represented approximately 94% and 6% respectively of total coal revenues for HY21. Export and domestic sales represented approximately 76% and 24% respectively of total coal volumes sold.

Higher benchmark prices late in HY21 resulted in average realised metallurgical coal pricing of $99.8 per metric tonne sold (mixture of FOR and FOB terms), 2.6% higher compared to HY20. The U.S. segment realised an average metallurgical coal price of $100 per metric tonne, up 15.5% from HY20, which reflects a combination of domestic and export prices. The U.S. realise on average $86.8 per metric tonne (FOR) on domestic annual contracts in 2021. Domestic sales make up approximately 30% of total U.S. volumes. The majority of sales from the U.S. segment are on FOR terms. The Australian segment realised an average metallurgical coal price of $99.6 per metric tonne, down 5% from HY20. The majority of sales from the Australian segment are on FOB terms. Australian cargoes will continue to price metallurgical products on a lag rolling 3-month index linked basis.

The Greenbrier mine completed 52 acres of rehabilitation works in HY21.

CORPORATE

In response to challenging metallurgical coal markets and legacy financing arrangements with restrictive financial covenants, Coronado successfully completed a refinancing package in HY21. The package comprised an ABL facility of $100 million, a Notes Offering of $350 million, and an Equity Entitlement offer of $101.4 million. The proceeds from these transactions were used to repay and terminate all the outstanding obligations under the legacy SFA, cash collateralise and replace bank guarantees under the SFA, fund working capital and for other general corporate requirements.

The new capital structure increases Coronado’s financial flexibility by eliminating the application of the legacy SFA financial covenants (waivers from which have been required in recent adverse market conditions) and introducing debt on more sustainable terms. In addition, the arrangements extend the debt maturity profile significantly, provide a diversification of funding sources, and maintain liquidity for the business.

Coronado also completed the sale and leaseback of certain Heavy Mining Equipment (HME) at Curragh generating $23.5 million (A$30.2 million) in proceeds.

During HY21, Xcoal Energy and Resources (Xcoal) continued to reduce its past due balance. As of 31 July 2021, the past due balance totalled $33.5 million, a reduction of $51.7 million since 31 December 2020. The Company expects to receive all past due amounts from Xcoal by 30 September 2021. Subsequent to 30 June 2021, Coronado agreed to credit terms with Xcoal. The terms ensure that any sales in excess of the credit amount will continue to be made on a prepayment, letter of credit or cash on delivery basis.

Coronado remains focussed on increasing liquidity and reducing net debt in the second half of the year by reducing costs, prudently managing capital expenditure, increasing production, and executing certain non-core asset sales. The U.S. mines are focussed on production rates to take advantage of the higher priced environment. The Curragh mine is focussed on implementing its transformation project to improve operational efficiencies and reduce costs. Initiatives include a review of procurement and contracts and a review of all key operational activities in the mining process.

The potential divestment of non-core assets includes idled Greenbrier and Amonate assets in the U.S. In Australia, the Company has identified financing solutions for restructuring the housing and camps infrastructure at Curragh.

Late in HY21 Coronado commenced work partnering with industry experts on preparing an Energy Transition Plan. Coronado anticipates releasing the outcomes of this plan in the second half of the year.

METALLURGICAL COAL MARKET OUTLOOK 1

The Company is well positioned to take advantage of higher prices in the second half of 2021. A combination of both strong global steel demand and tight supply has driven prices higher with the premium metallurgical coal FOB index prices in Australia and the U.S. both above $200 per tonne in July. Coronado is poised to realise the benefits of these higher prices in Q3 and Q4 due to an on-average three-month pricing lag between contracting and delivery.

Global economic confidence has improved, and steel demand is high as government stimulus packages focussed on infrastructure development underpin global growth rates. India and China are anticipated to lead the world in growth in the near term. GDP growth rates in 2021 and 2022 for India are forecast to be 9.0% and 5.1% respectively, and in China 8.0% and 5.4%.

Long-term growth in global metallurgical coal demand is anticipated to push seaborne trade up from 293 MMt in 2021 to 446 MMt in 2050. India is expected to lead all countries in import demand growth due to its significant potential for urbanisation and industrialisation. Imports are expected to increase to 186 MMt by 2050, up 195% from 2021 levels. Indian crude steel production is expected to increase from 112 MMt to 392 MMt by 2050, an increase underpinned by Blast Furnace steel generation methods. Coronado sells approximately 26% of its seaborne metallurgical coal to India making the country Coronado’s largest customer.

Coronado envisages the import restrictions on Australian coal to continue for the remainder of 2021.

Coronado’s Australian operations have traditionally not held term contracts with Chinese customers and have only sold into this market sporadically. The Company expects the continued import restrictions will not materially impact our Australian operations but will continue to benefit our U.S. operations for the remainder of the year.

Coronado will commence negotiations with its U.S. domestic customers who are on annual contracts during H2. With index pricing at current levels, the Company expects to negotiate prices materially higher than those realised in 2021.

1 Source: Wood Mackenzie July 2021 Coal Market Service metallurgical trade 2021 outlook to 2050; Wood Mackenzie May 2021 GDP forecasts.

MANAGEMENT CHANGES

Subsequent to the resignation of Mr Richard Rose on 25 June 2021, Coronado announced the appointment of Mr Christopher P. Meyering as Vice President, Chief Legal Officer (CLO) and Secretary. Transition arrangements have been agreed and Mr Rose who will remain with the Company until 31 August 2021. Mr Meyering will join the Company on 1 September and will formally assume his position from that date.

On 5 August 2021, Coronado announced the resignation of Mr James (Jim) I. Campbell as President and Chief Operating Officer (COO). The Company has restructured the COO role into two positions in line with its operating divisions. Mr Jeff Bitzer, located in the U.S., has been appointed as Chief Operating Officer, U.S. and Mr Douglas Thompson, located in Australia, has been appointed as Chief Operating Officer, Australia. Mr Campbell will remain with the Company for an interim period to facilitate a smooth transition.

For a detailed review of Coronado’s operating and financial performance, investors should refer to the FORM 10-Q, Appendix 4D, and the Investor Presentation released to the Australian Securities Exchange and the Securities Exchange Commission on 10 August 2021 (AEST).

Approved for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Andrew Mooney	Brett Clegg
P: +61 (0)458 666 639	Citadel Magnus
E: amooney@coronadoglobal.com	P: +61 (0)487 436 985

Cautionary Notice Regarding Forward – Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “Plan”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 25 February 2021 (US Time), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reconciliation of Non-GAAP Measures

This report which includes a discussion of results of operations includes references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Management uses a variety of financial and operating metrics to analyse performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) Adjusted EBITDA, (iii) Metallurgical coal sales volumes and average realised price per metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (iv) average mining costs per Mt sold, which we define as mining cost of coal revenues divided by sales volumes. Investors should be aware that the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled financial measures used by other companies.

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2021 Mining Cost per Tonne Sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

	For Six Months Ended 30 June 2021
	Australia	United	Other /	Total
(In US$’000, except for volume data)		States	Corporate	Consolidated
Total costs and expenses	578,657	280,830	13,632	873,119
Less: Selling, general and administrative expense	-	-	(13,206)	(13,206)
Less: Restructuring costs	(2,300)	-	-	(2,300)
Less: Depreciation, depletion and amortization	(50,302)	(43,565)	(426)	(94,293)
Total operating costs	526,055	237,265	-	763,320
Less: Other royalties	(33,039)	(11,081)	-	(44,120)
Less: Stanwell rebate	(30,895)	-	-	(30,895)
Less: Freight expenses	(82,087)	(25,960)	-	(108,047)
Less: Other non-mining costs	(25,303)	(1,877)	-	(27,180)
Total mining costs	354,731	198,347	-	553,078
Sales Volume Excluding non-produced coal (MMt)	5.5	3.1	-	8.6
Mining cost per Mt sold ($/Mt)	64.8	63.2	-	64.2

	For Six Months Ended 30 June 2020
	Australia	United	Other /	Total
(In US$’000, except for volume data)		States	Corporate	Consolidated
Total costs and expenses	506,686	244,891	13,726	765,303
Less: Selling, general and administrative expense	-	-	(13,353)	(13,353)
Less: Depreciation, depletion and amortization	(40,080)	(46,396)	(373)	(86,849)
Total operating costs	466,606	198,495	-	665,101
Less: Other royalties	(37,508)	(5,947)	-	(43,455)
Less: Stanwell rebate	(57,415)	-	-	(57,415)
Less: Freight expenses	(70,220)	(12,666)	-	(82,886)
Less: Other non-mining costs	(2,622)	(6,336)	-	(8,958)
Total mining costs	298,841	173,546	-	472,387
Sales Volume Excluding non-produced coal (MMt)	5.5	2.7	-	8.2
Mining cost per Mt sold ($/Mt)	53.9	64.3	-	57.3

	For Six Months Ended	For Six Months Ended
(In US$’000, except for volume data)	30 June 2021	30 June 2020
Total costs and expenses	873,119	765,303
Less: Selling, general and administrative expense	(13,206)	(13,353)
Less: Restructuring cots	(2,300)	-
Less: Depreciation, depletion and amortization	(94,293)	(86,849)
Total operating costs	763,320	665,101
Sales Volume (MMt)	8.9	8.3
Operating cost per Mt sold ($/Mt)	85.8	79.7

REALISED PRICING RECONCILIATION

	For Six Months Ended 30 June 2021
(In US$’000, except for volume data)	Australia		United States		Consolidated
Total Revenues	489,726		310,641		800,367
Less: Other revenues	17,527		1,874		19,401
Total coal revenues	472,199		308,767		780,966
Less: Thermal coal revenues	44,089		3,311		47,400
Metallurgical coal revenues	428,110		305,456		733,566
Volume of Metallurgical coal sold (MMt)	4.3		3.1		7.4
Average realised metallurgical coal price per Mt sold	$99.6	/t	$100.0	/t	$99.8	/t

	For Six Months Ended 30 June 2020
(In US$’000, except for volume data)	Australia		United States		Consolidated
Total Revenues	473,555		240,111		713,666
Less: Other revenues	15,074		3,775		18,849
Total coal revenues	458,481		236,336		694,817
Less: Thermal coal revenues	50,650		2,138		52,788
Metallurgical coal revenues	407,831		234,198		642,029
Volume of Metallurgical coal sold (MMt)	3.9		2.7		6.6
Average realised metallurgical coal price per Mt sold	$104.8	/t	$86.6	/t	$97.3	/t

ADJUSTED EBITDA RECONCILIATION

	For Six Months	For Six Months
(In US$’000)	Ended 30 June 2021	Ended 30 June 2020
Reconciliation to Adjusted EBITDA:
Net Loss	(96,057)	(123,196)
Add: Depreciation, depletion and amortization	94,293	86,849
Add: Interest expense (net of income)	31,731	24,318
Add: Other foreign exchange losses	1,889	4,217
Add: Loss on extinguishment of debt	5,744	-
Add: Income tax benefit	(10,884)	(20,355)
Add: Impairment of assets	-	63,111
Add: Restructuring costs	2,300	-
Add: Losses on idled assets held for sale	2,330	-
Add: Unwind of discounting and credit losses	(5,644)	-
Adjusted EBITDA	25,702	34,944